UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2008
EMULEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31353	51-0300558

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3333 Susan Street
Costa Mesa, California 92626
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (714) 662-5600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (e) Severance Arrangement of Former Executive Officer. As previously announced by Emulex Corporation, a Delaware corporation (the “Company”), the employment of Michael E. Smith, the former Executive Vice President, World Wide Marketing of Emulex Corporation, a California corporation and one of the principal operating subsidiaries of the Company (“ESL”), terminated on July 18, 2008. On July 31, 2008, ESL and Mr. Smith entered into a letter agreement (the “Separation Agreement”) with respect to the terms of Mr. Smith’s termination of employment from ESL and the provision of consulting services by Mr. Smith to ESL.
Under the Separation Agreement:
•	ESL will pay Mr. Smith a lump sum equal to 9 months of his annual base salary at the time of the termination of his employment, less applicable tax withholding, and continue to pay the cost of continued coverage under COBRA for 9 months if Mr. Smith elects to continue such coverage;

•	Mr. Smith will be retained as a consultant to ESL until September 5, 2008, and paid a monthly fee of $500, and his previously granted stock options and restricted stock will continue to vest through such date;

•	Mr. Smith provided a general release of claims against ESL, the Company, and their affiliates, and extended certain of his obligations under a previously existing employee creation and non-disclosure agreement with ESL; and

•	Mr. Smith agreed not to disclose confidential information in violation of any prior non-disclosure or confidentiality agreements with the Company or its affiliates or disparage the Company or its affiliates.
The foregoing summary is qualified in its entirety by reference to the Separation Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

Exhibit Number	Exhibit Title or Description

10.1	Letter Agreement between ESL and Michael E. Smith.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION (Registrant)
Date: August 6, 2008	By:	/s/ James McCluney
James McCluney
President and Chief Executive Officer

Date: August 6, 2008	By:	/s/ Michael J. Rockenbach
Michael J. Rockenbach
Executive Vice President, Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Description
10.1	Letter Agreement between ESL and Michael E. Smith.